SOUTHWEST GAS HOLDINGS, INC.
CLAWBACK POLICY FOR EXECUTIVE OFFICERS RECEIVING INCENTIVE COMPENSATION
(Approved by the Board of Directors on 08/02/2023) Effective Date: October 2, 2023
Introduction
In accordance with the applicable rules of The New York Stock Exchange (the “NYSE”) Listed Company Manual (“NYSE Rules”), Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10D-1 (“Rule 10D-1”), the Board of Directors (the “Board”) of Southwest Gas Holdings, Inc. (the “Company”) has adopted this Policy (the “Policy”) to provide for the recovery from Executive Officers of Erroneously Awarded Compensation (defined below). All capitalized terms used herein shall have the meanings set forth herein.
Administration and Interpretation
This Policy shall be administered by the Compensation Committee of the Board (if composed entirely of independent directors, or in the absence of such a committee, a majority of independent directors serving on the Board) (the “Committee”), and any determinations made by the Committee shall be final and binding on all affected individuals.
The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with NYSE Rules, Section 10D of the Exchange Act, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the U.S. Securities and Exchange Commission (the “SEC”) or the NYSE promulgated or issued in connection therewith.
Covered Executives
This Policy applies to the Company’s current and former Executive Officers. For purposes of this Policy, “Executive Officer” means each individual who is currently or was previously designated an “executive officer,” as such term is defined in Rule 10D-1 and Section 303A.14 of the NYSE’s listing standards. For the avoidance of doubt, the identification of an Executive Officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K, as well as current and former principal financial officers and current and former principal accounting officers (or, if there is no principal accounting officer, the controller).

Recovery of Erroneously Awarded Compensation
In the event of an Accounting Restatement, the Company and/or its subsidiaries will reasonably promptly recover the Erroneously Awarded Compensation Received in accordance with NYSE Rules and Rule 10D-1 as follows:
(i) After an Accounting Restatement, the Committee shall determine the amount of any Erroneously Awarded Compensation Received by each Executive Officer and shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such Erroneously Awarded Compensation, as applicable.
(a) For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:
1.The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-based Compensation was Received; and
2.The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the NYSE.
(2)The Committee shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as set forth below, in no event may the Company and/or its subsidiaries accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.
(3)To the extent that the Executive Officer has already reimbursed the Company and/or its subsidiaries for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company and/or its subsidiaries or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.
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(4)To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company and/or its subsidiaries when due, the Company and/or its subsidiaries shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the Executive Officer. The Executive Officer shall be required to reimburse the Company and/or its subsidiaries for any and all expenses reasonably incurred (including legal fees) by the Company and/or its subsidiaries in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated above if the Committee determines that recovery would be impracticable and either of the following two conditions are met:
(1)The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, document such attempt(s) and provide such documentation to the NYSE; or
(2)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.
Disclosure Requirements
The Company shall file all disclosures with respect to this Policy as required by applicable federal securities laws, SEC regulations and NYSE Rules.
No Indemnification
The Company and its subsidiaries shall not be permitted to insure or indemnify any current or former Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s successful enforcement of its rights under this Policy. Further, the Company and its subsidiaries shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).
Amendment; Termination
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The Committee may amend this Policy from time to time as it deems necessary in its discretion. Notwithstanding anything in this paragraph to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC regulations or NYSE Rules.
Other Recovery Rights
This Policy shall be binding and enforceable against all current and former Executive Officers and, to the extent required by applicable law or guidance from the SEC or the NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.
Definitions
For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).
“Clawback Eligible Incentive Compensation” means all Incentive-based Compensation Received on or after the Effective Date by an Executive Officer:
(1)who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the
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Erroneously Awarded Compensation is required to be repaid to the Company),
(2)after beginning service as an Executive Officer,
(3)while the Company has a class of securities listed on a national securities exchange or a national securities association, and
(4)during the applicable Clawback Period (as defined below).
Clawback Eligible Incentive Compensation may include, without limitation, the following:
•Annual bonuses and other short- and long-term cash incentives.
•Stock options.
•Stock appreciation rights.
•Restricted stock.
•Restricted stock units (time-based or otherwise).
•Performance shares.
•Performance units.
•Dividends/dividend equivalents for restricted stock, restricted stock units, performance shares and performance units.
•Company matching contributions on Incentive-based Compensation deferred pursuant to the Executive Deferral Plan, as may be amended from time to time, or any other deferred compensation plan.
•Interest earned on Incentive-based Compensation deferred pursuant to the Executive Deferral Plan, as may be amended from time to time, or any other deferred compensation plan.
•Interest earned on Company matching contributions on Incentive-based Compensation deferred pursuant to the Executive Deferral Plan, as may be amended from time to time, or any other deferred compensation plan.
“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.
“Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in
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part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, (a) stock price and total shareholder return are considered Financial Reporting Measures for purposes of this Policy, and (b) a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC. Financial Reporting Measures may include, without limitation, the following:
•Company stock price.
•Total shareholder return.
•Revenues.
•Net income.
•Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and earnings before tax and amortization (“EBTA”).
•Pre-tax income.
•Enterprise Value.
•Liquidity measures such as working capital, operating cash flow or free cash flow.
•Return measures such as utility return on equity.
•Earnings measures such as earnings per share.
“Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
“Received” means deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.
“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

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ATTESTATION AND ACKNOWLEDGEMENT
OF
CLAWBACK POLICY
FOR EXECUTIVE OFFICERS RECEIVING INCENTIVE COMPENSATION
By my signature below, I acknowledge and agree that:
•I have received and read the attached Clawback Policy for Executive Officers Receiving Incentive Compensation (the “Policy”).
•I will abide by all of the terms of the Policy both during and after my employment with the Company and/or its subsidiary, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company and/or its subsidiary as determined in accordance with the Policy.
•I will not be indemnified for the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of the Policy or expenses involved in the Company’s or its subsidiary’s recovery of any Erroneously Awarded Compensation or any claims relating to the Company’s or its subsidiary’s successful enforcement of its rights under the Policy, and I understand that any agreement I have with the Company and/or its subsidiary containing provisions to the contrary, whether entered into before, on, or after the Effective Date of the Policy, are superseded by the Policy.
    Signature: _______________________
    Printed Name:
    Date:
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